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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Neely                             Ryan                   A.
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    (Last)                            (First)              (Middle)

     513 Calle Amigo
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                                     (Street)

     San Clemente                       CA                   92673
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    (City)                            (State)                (Zip)

__ _____________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     02/08/01
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     JPAL, Inc.
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
     President, Secretary
     -----------------------------
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                          1,100,000                   (D)
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


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                     5. Owner-
                                                  3. Title and Amount of Securities                     ship
                                                     Underlying Derivative Security                     Form of
                        2. Date Exercisable          (Instr. 4)                                         Derivative
                           and Expiration Date    ---------------------------------    4. Conver-       Security:
                           (Month/Day/Year)                              Amount           sion or       Direct      6. Nature of
                        ----------------------                           or               Exercise      (D) or         Indirect
                        Date       Expira-                               Number           Price of      Indirect       Beneficial
1. Title of Derivative  Exer-      tion                                  of               Derivative    (I)            Ownership
   Security (Instr. 4)  cisable    Date           Title                  Shares           Security      (Instr. 5)     (Instr. 5)
---------------------------------------------------------------------------------------------------------------------------------


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---------------------------------------------------------------------------------------------------------------------------------

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=================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




      /s/ Ryan A. Neely                                          2/16/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

 * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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